---------------------------------

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G-A


                   Under the Securities Exchange Act of 1934
                                (Amendment No. 1)*

                             INDUSTRIAL ENTERPRISES OF AMERICA, INC.
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   456132208
             -----------------------------------------------------
                                 (CUSIP Number)

                                  August 30, 2006
             -----------------------------------------------------
            (Date Of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [x] Rule 13d-1(c)

     [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






58:

   1.  NAME OF REPORTING PERSON:

       *TRINITY BUI

*Trinity Bui is filing on behalf of (1) Trinity Bui, personally, and (2) Trinity Financing Investments Corp., of which Ms. Bui is President, sole Director and sole Stockholder

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  ####-##-####
-------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [x]
-------------------------------------------------------------------------
   3.  SEC USE ONLY:

------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       United States as of September 22, 2006
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            725,000
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            725,000
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       0
*All shares are owned by Trinity Bui individually or Trinity Financing Investments Corp., of which Ms. Bui is President, sole Director and sole Stockholder
-------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       725,000
-------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
-------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):   9.9%
-------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       IN
-------------------------------------------------------------------------------



114:
   1.  NAME OF REPORTING PERSON:  Trinity Bui
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  102 88 4902

-------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [x]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:  United States as of
	September 22, 2006
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            725,000
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            725,000
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       725,000
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       9.9%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:  IN

--------------------------------------------------------------------------------




Item 1.     (a)   Name of Issuer:

			Industrial Enterprises of America, Inc.
                  --------------------------------------------------------------

(b) Address of Issuer's Principal Executive Offices:

			Industrial Enterprises of America, Inc.
			711 Third Avenue
			Suite 1505
			New York, NY  10017

---------------------------------


Item 2.     (a)   Name of Person Filing:  Trinity Bui

		(b) Address of Principal Business Office, or if None, Residence:

TRINITY BUI
300 East 55th Street
Apt. 14D
New York, NY  10022

TRINITY FINANCING INVESTMENTS CORP.
300 East 55th Street
Apt. 14D
New York, NY  10022

                  --------------------------------------------------------------
            (c)   Citizenship:

                  Trinity Bui:  United States as of September 22, 2006
			Trinity Financing Investments Corp.:  Delaware
                  --------------------------------------------------------------
            (d) Title of Class of Securities: Common Stock, par value $0.001 per share
                  --------------------------------------------------------------
            (e)   CUSIP Number:

                   456132208
                  --------------------------------------------------------------

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

            (b) [ ]  Bank as defined in Section 3(a)(6) of the Act
                     (15 U.S.C. 78c).

            (c) [ ]  Insurance company as defined in Section 3(a)(19) of the Act


217:
                     (15 U.S.C. 78c).

            (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).


            (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

            (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ]  Group, in accordance with Section 13d-1(b)(1)(ii)(J).



Item 4.    Ownership*

(a) Amount beneficially owned:

*Trinity Bui: 625,000 shares of common stock issuable upon conversion of convertible promissory notes issued in 2004 and 2005 plus additional shares to which Trinity Bui is entitled due to anti-dilution rights.

*Trinity Financing Investments Corp.:  25,000 shares of common stock issuable
	 upon conversion of convertible promissory notes issued in 2004 plus additional shares to which Trinity Financing Investments Corp. is entitled due to anti-dilution rights.

*Trinity Bui: 565,000 shares cashless exercise of warrants issued in 2004 and 2005 plus additional shares to which Trinity Bui is entitled due to anti-dilution
	 rights.  These include
	240,000 shares from warrants that are the subject of litigation.





*Trinity Financing Investments Corp.: 150,000 shares of cashless exercise of warrants issued in 2003, 2004 and 2005 plus additional shares to which Trinity Financing Investments Corp. is entitled due to anti-dilution rights.

(b) Percent of Class:
Trinity Bui and Trinity Financing Investments Corp.:  9.9%
		Trinity Bui:  8.6%
		Trinity Financing Investments Corp.:  1.3%

           (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:  725,000

              (ii)  Shared power to vote or to direct the vote:  0

              (iii) Sole power to dispose or to direct the disposition of:  0

              (iv)  Shared power to dispose or to direct the disposition of:  0

Item 5.    Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /__/

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person.

           Not Applicable



Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

		Not Applicable


Item 8.    Identification and Classification of Members of the Group.

           Not Applicable

Item 9.    Notice of Dissolution of Group.

           Not Applicable


Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  Signature.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       June 15, 2007

Signature:
		 ---------------------------
		Trinity Bui Individually and
		For Trinity Financing Investments Corp.